Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
     We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 23, 2004 (except for paragraphs 1 through 6 of Note 8, as to which the date is March 30, 2005, and paragraphs 7 through 9 of Note 8, as to which the date is February 27, 2006), with respect to the consolidated statements of operations, shareholders’ equity, and cash flows of MasTec, Inc. included in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of MasTec, Inc. for the registration of 637,214 shares of its common stock.

/s/ Ernst & Young LLP

Miami, Florida
April 10, 2006